Exhibit 4.1

BOND TERMS

FOR

Navigator Holdings Ltd. FRN senior secured NOK 600,000,000 bonds 2018/2023

ISIN NO 0010835069

SCHEDULE 1 COMPLIANCE CERTIFICATE

SCHEDULE 2 RELEASE NOTICE – ESCROW ACCOUNT

BOND TERMS between

ISSUER:	Navigator Holdings Ltd., a company existing under the laws of Marshall Islands with registration number 29140 and LEI-code 213800H7RVOFYARK2W19; and

BOND TRUSTEE:	Nordic Trustee AS, a company existing under the laws of Norway with registration number 963 342 624 and LEI-code 549300XAKTM2BMKIPT85.

DATED:	1 November 2018

These Bond Terms shall remain in effect for so long as any Bonds remain outstanding.

1.	INTERPRETATION

1.1	Definitions

The following terms will have the following meanings:

“Acceptable Bank” means a commercial bank, savings bank or trust company which has a rating of BBB or higher from Standard & Poor’s Ratings Service or Baa2 or higher from Moody’s Investor Service Limited or a comparable rating from a nationally recognized credit rating agency for its long term debt obligations.

“Affiliate” means, in relation to any person:

(a)	any person which is a Subsidiary of that person;

(b)	any person who has Decisive Influence over that person (directly or indirectly); or

(c)	any person which is a Subsidiary of an entity who has Decisive Influence (directly or indirectly) over that person.

“Annual Financial Statements” means the audited unconsolidated and consolidated annual financial statements of the Issuer for any financial year, which shall be prepared in accordance with GAAP and include a profit and loss account, balance sheet, cash flow statement and report from the board of directors.

“Assignment of Earnings” means assignments of all earnings and requisition compensation related to each Security Vessel by the relevant Vessel Owner through a general assignment.

“Assignment of Insurances” means assignments of claims of each Vessel Owner under the insurances covering its Security Vessel.

“Assignment of Intra-Group Debt” means an assignment over all claims of any Group Company against any Guarantor.

“Attachment” means each of the attachments to these Bond Terms.

“Bond Terms” means these terms and conditions, including all Attachments which shall form an integrated part of these Bond Terms, in each case as amended and/or supplemented from time to time.

“Bond Trustee” means the company designated as such in the preamble to these Bond Terms, or any successor, acting for and on behalf of the Bondholders in accordance with these Bond Terms.

“Bond Trustee Fee Agreement” means the agreement entered into between the Issuer and the Bond Trustee relating among other things to the fees to be paid by the Issuer to the Bond Trustee for its obligations relating to the Bonds.

“Bondholder” means a person who is registered in the CSD as directly registered owner or nominee holder of a Bond, subject however to Clause 3.3 (Bondholders’ rights).

“Bondholders’ Meeting” means a meeting of Bondholders as set out in Clause 14 (Bondholders’ Decisions).

“Bonds” means the debt instruments issued by the Issuer pursuant to these Bond Terms.

“Book Equity” means the aggregate book value (on a consolidated basis) of the Group’s total equity treated as equity in accordance with GAAP.

“Business Day” means a day on which both the relevant CSD settlement system is open and the relevant Bond currency settlement system is open.

“Business Day Convention” means that if the last day of any Interest Period originally falls on a day that is not a Business Day, the Interest Period will be extended to include the first following Business Day unless that day falls in the next calendar month, in which case the Interest Period will be shortened to the first preceding Business Day (Modified Following).

“Call Option” has the meaning given to it in Clause 10.2 (Voluntary early redemption – Call Option).

“Call Option Repayment Date” means the settlement date for the Call Option determined by the Issuer pursuant to Clause 10.2 (Voluntary early redemption – Call Option), or a date agreed upon between the Bond Trustee and the Issuer in connection with such redemption of Bonds.

“Cash and Cash Equivalents” means on any date, the aggregate equivalent in USD on such date of the then current market value of:

(a)	cash in hand or amounts standing to the credit of any current and/or on deposit accounts with an Acceptable Bank; and

(b)	time deposits with Acceptable Banks and certificates of deposit issued, and bills of exchange accepted, by an Acceptable Bank,

in each case to which any Group Company is beneficially entitled at the time and to which any Group Company has free and unrestricted access and which is not subject to any Security, provided that for the purposes hereof amounts standing to the credit on the accounts (other than the Escrow Account) pledged in favour of the Bond Trustee pursuant to the Finance Documents shall count as cash as long as no Event of Default is in existence.

“Change of Control Event” means if:

(a)

any person or group of persons acting in concert (other than Invesco Ltd. (formerly WL Ross & Co) or any indirectly or directly controlled subsidiary, fund or other entity of Invesco Ltd.), directly or indirectly, acquires Decisive Influence over the Issuer; or

(b)	a de-listing of the Issuer’s shares from the New York Stock Exchange occurs except in connection with a simultaneous listing of the Issuer’s shares on another recognized stock exchange.

“CSD” means the central securities depository in which the Bonds are registered, being Verdipapirsentralen ASA (VPS).

“Compliance Certificate” means a statement substantially in the form as set out in Attachment 1 hereto.

“Decisive Influence” means a person having, as a result of an agreement or through the ownership of shares or interests in another person (directly or indirectly):

(a)	a majority of the voting rights in that other person; or

(b)	a right to elect or remove a majority of the members of the board of directors of that other person.

When determining the relevant person’s number of voting rights in the other person or the right to elect and remove members of the board of directors, rights held by the parent company of the relevant person and the parent company’s Subsidiaries shall be included.

“Default Notice” means a written notice to the Issuer as described in Clause 14.2 (Acceleration of the Bonds).

“Default Repayment Date” means the settlement date set out by the Bond Trustee in a Default Notice requesting early redemption of the Bonds.

“Disposal Account” means an account with an Acceptable Bank where the net proceeds received from a Disposal Event, Total Loss Event or a Piracy Event shall be paid directly into that account, which shall be pledged and blocked in favour of the Bond Trustee (on behalf of the Secured Parties).

“Disposal Account Pledge” means the pledge over the Disposal Account.

“Disposal Event” shall have the meaning ascribed to such term in Clause 13.18(a).

“Equity Ratio” means the ratio of Book Equity to Total Assets.

“Escrow Account” means an account with an Acceptable Bank in the name of the Issuer, pledged and blocked on first priority as security for the Issuer’s obligations under the Finance Documents.

“Escrow Account Pledge” means the pledge over the Escrow Account, where the bank operating the account has waived any set-off rights.

“Event of Default” means any of the events or circumstances specified in Clause 14.1 (Events of Default).

“Exchange” means:

(a)	the Nordic ABM, a self-regulated marketplace organised and operated by Oslo Børs; or

(b)

any regulated market as such term is understood in accordance with the Markets in Financial Instruments Directive (Directive 2004/39/EC) or the Markets in Financial Instruments Directive 2014/65/EU (MiFID II), as applicable.

“Finance Documents” means these Bond Terms, the Bond Trustee Fee Agreement, any Transaction Security Document and any other document designated by the Issuer and the Bond Trustee as a Finance Document.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account); and

(h)	without double counting, the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) through (g) above.

“Financial Reports” means the Annual Financial Statements and the Interim Accounts.

“Financial Support” means any loans, guarantees, Security or other financial assistance (whether actual or contingent).

“First Call Date” means the Interest Payment Date falling 3 years after the Issue Date.

“GAAP” means generally accepted accounting practices and principles under US GAAP including, if applicable, the International Financial Reporting Standards (IFRS) and guidelines and interpretations issued by the International Accounting Standards Board (or any predecessor and successor thereof), in force from time to time.

“Government Bond Rate” means the interest rate of debt securities instruments issued by the government of the jurisdiction issuing the currency of the Bonds on the day falling two (2) Business Days before the notification to the Bondholders of the Make Whole Amount following an Event of Default.

“Group” means the Issuer and its Subsidiaries from time to time, including, for the avoidance of doubt, PT Navigator Khatulistiwa (Indonesia).

“Group Company” means any person which is a member of the Group.

“Guarantee(s)” means the guarantee(s) and indemnity granted pursuant to each of the unconditional and irrevocable Norwegian law corporate guarantees (Nw: “Selvskyldnerkausjon”) from each of the Guarantors.

“Guarantor” means each of the Vessel Owners and the Terminal Holdco.

“Guarantor Share Pledge” means a pledge under applicable law over all of the shares (100%) in the Guarantors, together with, where relevant, letters of resignation (effective upon a default) from current board members and covenants to obtain such from future board members.

“Initial Nominal Amount” means the nominal amount of each Bond as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Insolvent” means that a person:

(a)	is unable or admits inability to pay its debts as they fall due;

(b)	suspends making payments on any of its debts generally; or

(c)

is otherwise considered insolvent or bankrupt within the meaning of the relevant bankruptcy legislation of the jurisdiction which can be regarded as its center of main interest as such term is understood pursuant to Council Regulation (EC) no. 1346/2000 on insolvency proceedings (as amended).

“Interest Payment Date” means the last day of each Interest Period, the first Interest Payment Date being 2 February 2019 (3 months after the Issue Date) and the last Interest Payment Date being the Maturity Date.

“Interest Period” means, subject to adjustment in accordance with the Business Day Convention, the period between 2 November, 2 February, 2 May and 2 August each year, provided however that an Interest Period shall not extend beyond the Maturity Date.

“Interest Rate” means the percentage rate per annum which is the aggregate of the Reference Rate for the relevant Interest Period plus the Margin.

“Interest Quotation Day” means, in relation to any period for which Interest Rate is to be determined, the day falling two (2) Business Days before the first day of the relevant Interest Period.

“Interim Accounts” means the unaudited and consolidated quarterly financial statements of the Issuer for the quarterly period ending on each 31 March, 30 June, 30 September and 31 December in each year, which shall be prepared in accordance with GAAP and include a profit and loss account, balance sheet, cash flow statement and management commentary.

“ISIN” means International Securities Identification Number, being the identification number of the Bonds.

“Issue Date” means 2 November 2018.

“Issuer” means the company designated as such in the preamble to these Bond Terms.

“Issuer’s Bonds” means any Bonds which are owned by the Issuer or any Affiliate of the Issuer.

“Liquidity” means, at any date, the aggregate amount of freely available and unrestricted Cash and Cash Equivalents.

“Longstop Date” means 31 December 2018.

“Make Whole Amount” means an amount equal to the sum of:

(a)	the present value on the Call Option Repayment Date of 102.864 per cent. of the Nominal Amount of the redeemed Bonds as if such payment originally had taken place on the First Call Date; and

(b)

the present value on the Call Option Repayment Date of the remaining interest payments of the redeemed Bonds, less any accrued and unpaid interest on the redeemed Bonds as at the Call Option Repayment Date, to the First Call Date,

where the present value shall be calculated by using a discount rate of 50 basis points above the comparable Government Bond Rate (i.e. comparable to the remaining Macaulay duration of the Bonds from the Call Option Repayment Date until the First Call Date using linear interpolation), and where the interest rate applied for the remaining interest payments shall equal the Mid-Swap Rate plus the Margin (however so that the interest rate can never fall below the Margin).

“Manager” means each of Fearnley Securities AS and Nordea Bank Abp, filial i Norge.

“Margin” means 6 per cent.

“Market Value” means the fair market value of the relevant Security Vessel determined as the arithmetic mean of independent valuations of the vessel obtained from two approved brokers appointed by the Issuer. Such valuation shall be made on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and willing buyer, on an “as is where is” basis, free of any existing charters or other contracts for employment.

“Material Adverse Effect” means a material adverse effect on:

(a)	any Obligor’s or Navigator Gas’ ability to perform and comply with its obligations under any Finance Document; or

(b)	the validity or enforceability of any of the Finance Documents.

“Maturity Date” means 2 November 2023 (5 years after the Issue Date), adjusted according to the Business Day Convention.

“Mid-Swap Rate” means the linearly interpolated Reference Rate in the currency of the Bonds for the actual period on the day falling two (2) Business Days before the notification to the Bondholders of the Make Whole Amount following an Event of Default, or, if such is not quoted, the mid-swap rate for the leading banks in the relevant interbank market, based on the last quoted Reference Rate or mid-swap rate in the currency of the Bonds for the actual period.

“Mortgages” means a Liberian law mortgage over each of the Security Vessels including all relevant equipment being legally part of the Security Vessels under applicable law (including any deed of covenants supplemental to the Mortgages and to the security thereby created between the Issuer and the Bond Trustee).

“Navigator Gas” means Navigator Gas LLC, a company existing under the laws of Marshall Islands with registration number 961263, being the owner of each of the Vessel Owners, and a wholly owned Subsidiary of the Issuer.

“Nominal Amount” means the Initial Nominal Amount (less the aggregate amount by which each Bond has been partially redeemed, if any) pursuant to Clause 10 (Redemption and repurchase of Bonds) or any other amount following a split of Bonds pursuant to Clause 16.2, paragraph (j).

“Obligor” means the Issuer and any Guarantor(s).

“Outstanding Bonds” means any Bonds not redeemed or otherwise discharged.

“Overdue Amount” means any amount required to be paid by an Obligor under any of the Finance Documents but not made available to the Bondholders on the relevant Payment Date or otherwise not paid on its applicable due date.

“Partial Payment” means a payment that is insufficient to discharge all amounts then due and payable under the Finance Documents.

“Paying Agent” means the legal entity appointed by the Issuer to act as its paying agent with respect to the Bonds in the CSD.

“Payment Date” means any Interest Payment Date or any Repayment Date.

“Permitted Disposal” means any disposal of a Security Vessel or the shares in a Vessel Owner, if:

(a)	no event of default exists or arises as a result of such disposal;

(b)	the transaction is carried out on arms-length terms and for fair market value; and

(c)

the net proceeds from such disposal is transferred to the Disposal Account (or the Bond Trustee being satisfied that proceeds will be so applied and subject to closing mechanics satisfactory to the Bond Trustee).

Upon a Permitted Disposal, the Bond Trustee shall, upon request and at the Issuer’s cost, release the Transaction Security held relating solely to the asset sold.

“Permitted Financial Indebtedness” means:

(a)	any Financial Indebtedness arising under the Finance Documents;

(b)	any secured Financial Indebtedness secured on first priority in the relevant assets;

(c)	any unsecured bonds issued by the Issuer with no amortization or maturity prior to the Maturity Date;

(d)	Financial Indebtedness incurred by any Group Company in the ordinary course of business of such Group Company;

(e)

obligations incurred by any Group Company under any interest rate and currency hedging agreements made for non-speculative purposes and relating to any Financial Indebtedness incurred in compliance with the Bond Terms;

(f)	any unsecured intra-group loans granted by any Group Company to another Group Company provided that the relevant loan is subordinated;

(g)	any Subordinated Loans; and

(h)	any Financial Indebtedness existing on the date of the Bond Terms.

“Permitted Financial Support” means Financial Support granted in respect of Permitted Financial Indebtedness items (a), (b), (d), (e), (f) and (h), save that no Financial Support shall be granted by any Terminal Holding Company other than pursuant to the Finance Documents or any Terminal Credit Facility.

“Permitted Security” means Security granted in respect of Permitted Financial Indebtedness items (a), (b), (d), (e), (f) and (h), save that no Security shall be granted by any Terminal Holding Company other than pursuant to the Finance Documents or any Terminal Credit Facility.

“Piracy Event” shall have the meaning ascribed to such term in Clause 13.18(b)(i).

“Put Option” shall have the meaning ascribed to such term in Clause 10.3 (Mandatory repurchase due to a Put Option Event).

“Put Option Event” means a Change of Control Event.

“Put Option Repayment Date” means the settlement date for the Put Option pursuant to Clause 10.3 (Mandatory repurchase due to a Put Option Event).

“Quarter Date” means each 31 March, 30 June, 30 September and 31 December.

“Reference Rate” shall mean NIBOR (Norwegian Interbank Offered Rate) being:

(a)

the interest rate fixed for a period comparable to the relevant Interest Period on Oslo Børs’ webpage at approximately 12.15 (Oslo time) on the Interest Quotation Day or, on days on which Oslo Børs has shorter opening hours (New Year’s Eve and the Wednesday before Maundy Thursday), the data published at approximately 10.15 a.m. (Oslo time) on the Interest Quotation Day shall be used; or

(b)	if no screen rate is available for the relevant Interest Period:

(i)	the linear interpolation between the two closest relevant interest periods, and with the same number of decimals, quoted under paragraph (a) above; or

(ii)

a rate for deposits in the Bond currency for the relevant Interest Period as supplied to the Bond Trustee at its request quoted by a sufficient number of commercial banks reasonably selected by the Bond Trustee; or

(c)

if no quotation is available under paragraph (b), the interest rate which according to the reasonable assessment of the Bond Trustee and the Issuer best reflects the interest rate for deposits in the Bond currency offered for the relevant Interest Period, in each case, if any such rate is below zero, the Reference Rate will be deemed to be zero.

“Relevant Jurisdiction” means the country in which the Bonds are issued, being Norway.

“Relevant Record Date” means the date on which a Bondholder’s ownership of Bonds shall be recorded in the CSD as follows:

(a)	in relation to payments pursuant to these Bond Terms, the date designated as the Relevant Record Date in accordance with the rules of the CSD from time to time;

(b)

for the purpose of casting a vote in a Bondholders’ Meeting, the date falling on the immediate preceding Business Day to the date of that Bondholders’ Meeting being held, or another date as accepted by the Bond Trustee; and

(c)	for the purpose of casting a vote in a Written Resolution:

(i)	the date falling three (3) Business Days after the Summons have been published; or

(ii)

if the requisite majority in the opinion of the Bond Trustee has been reached prior to the date set out in paragraph (i) above, on the date falling on the immediate Business Day prior to the date on which the Bond Trustee declares that the Written Resolution has been passed with the requisite majority.

“Repayment Date” means any Call Option Repayment Date, the Default Repayment Date, the Put Option Repayment Date, any Tender Offer Repayment Date, the Tax Event Repayment Date, the Longstop Date or the Maturity Date.

“Secured Obligations” means all present and future obligations and liabilities of any Obligor under the Finance Documents.

“Secured Parties” means the Security Agent and the Bond Trustee on behalf of itself and the Bondholders.

“Securities Trading Act” means the Securities Trading Act of 2007 no.75 of the Relevant Jurisdiction.

“Security” means a mortgage, charge, pledge, lien, security assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agent” means the Bond Trustee or any successor Security Agent, acting for and on behalf of the Secured Parties in accordance with any Security Agent Agreement or any other Finance Document.

“Security Agent Agreement” means any agreement whereby the Security Agent is appointed to act as such in the interest of the Bond Trustee (on behalf of itself and the Secured Parties).

“Security Vessels” means, subject to any Permitted Disposal, the four gas carriers all flying the Liberian flag:

(a)	Navigator Neptune with IMO number 9177583;

(b)	Navigator Orion with IMO number 9177545;

(c)	Navigator Saturn with IMO number 9177569; and

(d)	Navigator Venus with IMO number 9177557,

each a “Security Vessel”.

“Subordinated Loans” means debt financing provided to the Issuer that;

(a)

is subordinated in right of payment to the Bonds, except for interest payments that can be made as long as (i) no Event of Default has occurred and is continuing, or (ii) no remedy period has commenced but not expired under the Bond Terms;

(b)	does not mature or require any amortisation prior to the date on which all amounts under the Bond Terms and any other Finance Documents have been paid in full; and

(c)

does not provide for its acceleration or confer any right to declare any event of default prior to the date on which all amounts under the Bond Terms and any other Finance Documents have been paid in full.

“Subsidiary” means a company over which another company has Decisive Influence.

“Summons” means the call for a Bondholders’ Meeting or a Written Resolution as the case may be.

“Tax Event Repayment Date” means the date set out in a notice from the Issuer to the Bondholders pursuant to Clause 10.4 (Early redemption option due to a tax event).

“Tender Offer” shall have the meaning ascribed to such term in Clause 10.5.

“Tender Offer Repayment Date” means the settlement date for the Tender Offer pursuant to Clause 10.5 (Early redemption following a Tender Offer).

“Terminal” means the Enterprise Navigator Ethylene Terminal which as at the Issue Date is under construction at Enterprise Product Partners L.P. Morgan’s Point complex in Houston, TX, United States.

“Terminal Earnings Account” means an account with an Acceptable Bank (which shall waive any set-off rights) in the name of the Issuer to which any dividends, repayment of loans or other distribution made to the Issuer emanating from its ownership interests in the Terminal (directly or indirectly) shall be made. The Terminal Earnings Account shall be subject to the Terminal Earnings Account Pledge in favour of the Bond Trustee (on behalf of the Secured Parties), and shall not be blocked unless an event of default has occurred (and is continuing) under the Bonds, in which case the account shall be considered blocked (and treated as such by the Issuer) in favour of the Bond Trustee (on behalf of the Secured Parties) without further notice.

“Terminal Earnings Account Pledge” means a pledge over the Terminal Earnings Account.

“Terminal Funding Arrangements” means:

(a)	a project credit facility in an amount up to USD 70,000,000 (the “Terminal Credit Facility”); and/or

(b)	cash raised from:

(i)	retained earnings of the Group in excess of amounts required to satisfy the relevant financial covenants;

(ii)	disposal of assets (other than a disposal of assets subject to security under the Finance Documents) made by an Group Company;

(iii)	issuance of new equity by the Issuer; and/or

(iv)	surplus cash generated from the refinancing of existing vessels (other than the assets subject to security under the Finance Documents), (each a “Terminal Cash Contribution”),

and (A) in case of a Terminal Credit Facility, signed and available for drawdown, and (B) in case of a Terminal Cash Contribution, in available funds,

provided in each case of (a) and (b) above, that (i) the Terminal Credit Facility and the Terminal Cash Contribution shall have been allocated and reserved for the Issuer’s funding of its participation in the Terminal project, (ii) the aggregate amount of the proceeds of the Bonds, any relevant Terminal Credit Facility and Terminal Cash Contribution shall be equal to or exceed USD 130,000,000, and (iii) subject to no Event of Default being outstanding at the relevant time or resulting therefrom, the Issuer shall be at liberty to at any time to amend the Terminal Funding Arrangements so that a Terminal Credit Facility may replace, in whole or in part, a Terminal Cash Contribution and/or vice versa.

“Terminal Holdco” means the single purpose limited liability company Navigator Terminals LLC (a Marshall Islands corporation with registration number 964073) being the (indirect) beneficial owner of 50% of the Terminal.

“Terminal Holding Company” means the Terminal Holdco and any other Group Company (directly or indirectly) holding any equity interest in the Terminal, other than the Issuer.

“Total Assets” means the aggregate book value (on a consolidated basis) of the Group’s total assets which are treated as assets calculated in accordance with GAAP.

“Total Loss Event” shall have the meaning ascribed to such term in Clause 13.18(b)(ii).

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent (on behalf of the Secured Parties) pursuant to the Transaction Security Documents.

“Transaction Security Documents” means, collectively, the Escrow Account Pledge and all of the documents which shall be executed or delivered pursuant to Clause 2.5 (Transaction Security) expressed to create any Security by the relevant grantor thereof in respect of the Issuer’s obligations under any of the Finance Documents.

“USD” means the legal currency of the United States of America.

“Vessel Earnings Account” means account number 4543 001 held with Nordea Bank Abp, London Branch in the name of Navigator Gas LLC, being a joint account for the Vessel Owners where the earnings of each Vessel Owner shall be paid, which shall be pledged but not blocked in favour of the Bond Trustee (on behalf of the Secured Parties).

“Vessel Earnings Account Pledge” means a pledge over the Vessel Earnings Account.

“Vessel Owners” means each of the single purpose limited liability companies, each being the sole legal and beneficial owner of a Security Vessel. All Vessel Owners are 100% directly or indirectly owned Subsidiaries of the Issuer and registered in the Republic of the Marshall Islands.

“Voting Bonds” means the Outstanding Bonds less the Issuer’s Bonds and a Voting Bond shall mean any single one of those Bonds.

“Written Resolution” means a written (or electronic) solution for a decision making among the Bondholders, as set out in Clause 15.5 (Written Resolutions).

1.2	Construction

In these Bond Terms, unless the context otherwise requires:

(a)	headings are for ease of reference only;

(b)	words denoting the singular number will include the plural and vice versa;

(c)	references to Clauses are references to the Clauses of these Bond Terms;

(d)	references to a time are references to Central European time unless otherwise stated;

(e)	references to a provision of “law” is a reference to that provision as amended or re- enacted, and to any regulations made by the appropriate authority pursuant to such law;

(f)	references to a “regulation” includes any regulation, rule, official directive, request or guideline by any official body;

(g)

references to a “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, unincorporated organization, government, or any agency or political subdivision thereof or any other entity, whether or not having a separate legal personality;

(h)

references to Bonds being “redeemed” means that such Bonds are cancelled and discharged in the CSD in a corresponding amount, and that any amounts so redeemed may not be subsequently re-issued under these Bond Terms;

(i)	references to Bonds being “purchased” or “repurchased” by the Issuer means that such Bonds may be dealt with by the Issuer as set out in Clause 11.1 (Issuer’s purchase of Bonds);

(j)	references to persons “acting in concert” shall be interpreted pursuant to the relevant provisions of the Securities Trading Act; and

(k)	an Event of Default is “continuing” if it has not been remedied or waived.

2.	THE BONDS

2.1	Amount, denomination and ISIN of the Bonds

(a)	The Issuer has resolved to issue a series of Bonds in the amount of up to NOK 600,000,000.

(b)	The Bonds are denominated in Norwegian Kroner (NOK), being the legal currency of Norway.

(c)	The Initial Nominal Amount of each Bond is NOK 500,000.

(d)	The ISIN of the Bonds is NO 0010835069. All Bonds issued under the same ISIN will have identical terms and conditions as set out in these Bond Terms.

2.2	Tenor of the Bonds

The tenor of the Bonds is from and including the Issue Date to but excluding the Maturity Date.

2.3	Use of proceeds

The Issuer will use the net proceeds from the issuance of the Bonds:

(a)

to partly fund the Issuer’s portion of the construction cost of the Terminal, provided that the amount on the Escrow Account may be applied by the Issuer towards repayment under a revolving credit facility, if and to the extent the Issuer retains available and unconditional commitments under such revolving credit facility at all times thereafter sufficient to draw down an equivalent amount for application in accordance with this paragraph (a) (until an equivalent amount has been so applied); and

(b)	for general corporate purposes.

2.4	Status of the Bonds

The Bonds will constitute senior debt obligations of the Issuer. The Bonds will rank pari passu between themselves and at least pari passu with all other obligations of the Issuer (save for such claims which are preferred by bankruptcy, insolvency, liquidation or other similar laws of general application) and shall rank ahead of subordinated debt.

2.5	Transaction Security

(a)

As Security for the due and punctual fulfilment of the Secured Obligations, the Issuer shall procure that the following Transaction Security is granted in favour of the Security Agent with first priority within the times agreed in Clause 6 (Conditions for disbursement):

(i)	The Escrow Account Pledge;

(ii)	the Guarantees;

(iii)	the Mortgages;

(iv)	the Guarantor Share Pledge;

(v)

to the extent permitted pursuant to the relevant charter contract and applicable law, the Assignment of Earnings. If not permitted pursuant to the relevant charter contract, the Issuer and the relevant Vessel Owner shall, with respect to any charter contract with firm remaining duration of more than 12 months, use reasonable efforts to obtain consent from the charterer (or any other debtor);

(vi)	provided such pledge is permitted pursuant to the relevant account agreement, the Vessel Earnings Account Pledge;

(vii)	the Disposal Account Pledge;

(viii)	the Assignment of Insurances;

(ix)	the Assignment of Intra-Group Debt, if any; and

(x)	provided such pledge is permitted pursuant to the relevant account agreement, the Terminal Earnings Account Pledge.

(b)

The Transaction Security shall be entered into on such terms and conditions as the Bond Trustee in its discretion deems appropriate in order to create the intended benefit for the Secured Parties under the relevant document.

(c)	The Bond Trustee may in its sole discretion elect any other governing law (than set out above) under each respective Security Document.

3.	THE BONDHOLDERS

3.1	Bond Terms binding on all Bondholders

(a)

By virtue of being registered as a Bondholder (directly or indirectly) with the CSD, the Bondholders are bound by these Bond Terms and any other Finance Document, without any further action required to be taken or formalities to be complied with by the Bond Trustee, the Bondholders, the Issuer or any other party.

(b)	The Bond Trustee is always acting with binding effect on behalf of all the Bondholders.

3.2	Limitation of rights of action

(a)

No Bondholder is entitled to take any enforcement action, instigate any insolvency procedures, or take other action against the Issuer or any other party in relation to any of the liabilities of the Issuer or any other party under or in connection with the Finance Documents, other than through the Bond Trustee and in accordance with these Bond Terms, provided, however, that the Bondholders shall not be restricted from exercising any of their individual rights derived from these Bond Terms, including the right to exercise the Put Option.

(b)

Each Bondholder shall immediately upon request by the Bond Trustee provide the Bond Trustee with any such documents, including a written power of attorney (in form and substance satisfactory to the Bond Trustee), as the Bond Trustee deems necessary for the purpose of exercising its rights and/or carrying out its duties under the Finance Documents. The Bond Trustee is under no obligation to represent a Bondholder which does not comply with such request.

3.3	Bondholders’ rights

(a)

If a beneficial owner of a Bond not being registered as a Bondholder wishes to exercise any rights under the Finance Documents, it must obtain proof of ownership of the Bonds, acceptable to the Bond Trustee.

(b)

A Bondholder (whether registered as such or proven to the Bond Trustee’s satisfaction to be the beneficial owner of the Bond as set out in paragraph (a) above) may issue one or more powers of attorney to third parties to represent it in relation to some or all of the Bonds held or beneficially owned by such Bondholder. The Bond Trustee shall only have to examine the face of a power of attorney or similar evidence of authorisation that has been provided to it pursuant to this Clause 3.3 (Bondholders’ rights) and may assume that it is in full force and effect, unless otherwise is apparent from its face or the Bond Trustee has actual knowledge to the contrary.

4.	ADMISSION TO LISTING

The Issuer has applied, or shall within 6 months of the Issue Date apply, for the Bonds to be admitted to listing on Nordic ABM.

5.	REGISTRATION OF THE BONDS

5.1	Registration in the CSD

The Bonds shall be registered in dematerialised form in the CSD according to the relevant securities registration legislation and the requirements of the CSD.

5.2	Obligation to ensure correct registration

The Issuer will at all times ensure that the registration of the Bonds in the CSD is correct and shall immediately upon any amendment or variation of these Bond Terms give notice to the CSD of any such amendment or variation.

5.3	Country of issuance

The Bonds have not been issued under any other country’s legislation than that of the Relevant Jurisdiction. Save for the registration of the Bonds in the CSD, the Issuer is under no obligation to register, or cause the registration of, the Bonds in any other registry or under any other legislation than that of the Relevant Jurisdiction.

6.	CONDITIONS FOR DISBURSEMENT

6.1	Conditions precedent for disbursement to the Issuer

(a)

Pre-Settlement: Payment of the net proceeds from the issuance of the Bonds to the Escrow Account shall be conditional on the Bond Trustee having received in due time (as determined by the Bond Trustee) prior to the Issue Date each of the following documents, in form and substance satisfactory to the Bond Trustee:

(i)	these Bond Terms duly executed by all parties hereto;

(ii)	certified copies of all necessary corporate resolutions of the Issuer to issue the Bonds and execute the Finance Documents to which it is a party;

(iii)

a certified copy of a power of attorney (unless included in the corporate resolutions) from the Issuer to relevant individuals for their execution of the Finance Documents to which it is a party, or extracts from the relevant register or similar documentation evidencing such individuals’ authorisation to execute such Finance Documents on behalf of the Issuer;

(iv)	certified copies of the Issuer’s articles of association and a certificate of good standing in respect of the Issuer evidencing that the Issuer is validly existing;

(v)	the Escrow Account Pledge duly executed by all parties thereto and perfected in accordance with applicable law;

(vi)	copies of the Issuer’s latest Financial Reports;

(vii)	confirmation that the applicable prospectus requirements (ref the EU prospectus directive (2003/71 EC)) concerning the issuance of the Bonds have been fulfilled;

(viii)	copies of any necessary governmental approval, consent or waiver (as the case may be) required at such time to issue the Bonds;

(ix)	confirmation that the Bonds are registered in the CSD;

(x)	copies of any written documentation used in marketing the Bonds or made public by the Issuer or any Manager in connection with the issuance of the Bonds;

(xi)	the Bond Trustee Fee Agreement duly executed by the parties thereto; and

(xii)

legal opinions or other statements as may be required by the Bond Trustee (including in respect of corporate matters relating to the Issuer and the legality, validity and enforceability of these Bond Terms and the Finance Documents).

(b)

Pre-Disbursement: The net proceeds from the Bond issue (on the Escrow Account) will not be disbursed to the Issuer unless the Bond Trustee has received or is satisfied that it will receive in due time (as determined by the Bond Trustee) prior to such disbursement to the Issuer each of the following documents, in form and substance satisfactory to the Bond Trustee:

(i)	a duly executed release notice from the Issuer, as set out in Schedule 2;

(ii)	unless delivered under paragraph (a) of this Clause 6.1 (Conditions precedent for disbursement to the Issuer) as pre-settlement conditions precedent:

(A)	certified copies of all necessary corporate resolutions of each Obligor and Navigator Gas required to provide the Transaction Security and execute the Finance Documents to which it is a party;

(B)

a certified copy of a power of attorney (unless included in the relevant corporate resolutions) from each Obligor and Navigator Gas to relevant individuals for their execution of the Finance Documents to which it is a party, or extracts from the relevant register or similar documentation evidencing such individuals’ authorisation to execute such Finance Documents on behalf of the relevant Obligor or Navigator Gas;

(C)

certified copies of each Obligor’s and Navigator Gas’ articles of association and certificates of good standing, or, where relevant, a full extract from the relevant company register in respect of each Obligor and Navigator Gas evidencing that the Obligors and Navigator Gas are validly existing;

(iii)	the Transaction Security Documents duly executed by all parties thereto and evidence of the establishment and perfection of the Transaction Security;

(iv)	insurance report delivered to the Bond Trustee confirming that the required insurances with respect to the Security Vessels have been taken out; and

(v)

legal opinions or other statements as may be required by the Bond Trustee (including in respect of corporate matters relating to the Obligors and Navigator Gas and the legality, validity and enforceability of the Finance Documents.

(c)

The Bond Trustee, acting in its sole discretion, may, regarding this Clause 6.1 (Conditions precedent for disbursement to the Issuer), waive the requirements for documentation, or decide in its discretion that delivery of certain documents shall be made subject to an agreed closing procedure between the Bond Trustee and the Issuer.

6.2	Distribution

Disbursement of the proceeds from the issuance of the Bonds is conditional on the Bond Trustee’s confirmation to the Paying Agent that the conditions in Clause 6.1 (Conditions precedent for disbursement to the Issuer) have been either satisfied in the Bond Trustee’s discretion or waived by the Bond Trustee pursuant to paragraph (c) of Clause 6.1 above.

7.	REPRESENTATIONS AND WARRANTIES

The Issuer makes the representations and warranties set out in this Clause 7 (Representations and warranties), in respect of itself and in respect of each Obligor to the Bond Trustee (on behalf of the Bondholders) at the following times and with reference to the facts and circumstances then existing:

(a)	at the date of these Bond Terms;

(b)	at the Issue Date; and

(c)	on each date of disbursement of proceeds from the Escrow Account.

7.1	Status

It is a corporation or limited liability company, duly incorporated and validly existing and registered under the laws of its jurisdiction of incorporation, and has the power to own its assets and carry on its business as it is being conducted.

7.2	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Bond Terms and any other Finance Document to which it is a party and the transactions contemplated by those Finance Documents.

7.3	Valid, binding and enforceable obligations

These Bond Terms and each other Finance Document to which it is a party constitutes (or will constitute, when executed by the respective parties thereto) its legal, valid and binding obligations, enforceable in accordance with their respective terms, and (save as provided for therein) no further registration, filing, payment of tax or fees or other formalities are necessary or desirable to render the said documents enforceable against it.

7.4	Non-conflict with other obligations

The entry into and performance by it of these Bond Terms and any other Finance Document to which it is a party and the transactions contemplated thereby do not and will not conflict with (i) any law or regulation or judicial or official order; (ii) its constitutional documents; or (iii) any agreement or instrument which is binding upon it or any of its assets.

7.5	No Event of Default

(a)

No Event of Default exists or is likely to result from the making of any drawdown under these Bond Terms or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)

No other event or circumstance has occurred which constitutes (or with the expiry of any grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is likely to have a Material Adverse Effect.

7.6	Authorizations and consents

All authorisations, consents, approvals, resolutions, licenses, exemptions, filings, notarizations or registrations required:

(a)	to enable it to enter into, exercise its rights and comply with its obligations under this Bond Terms or any other Finance Document to which it is a party; and

(b)	to carry on its business as presently conducted and as contemplated by these Bond Terms,

have been obtained or effected and are in full force and effect.

7.7	Litigation

No litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which, if adversely determined, is likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

7.8	Financial Reports

Its most recent Financial Reports fairly and accurately represent the assets and liabilities and financial condition as at their respective dates, and have been prepared in accordance with GAAP, consistently applied.

7.9	No Material Adverse Effect

Since the date of the most recent Financial Reports, there has been no change in its business, assets or financial condition that is likely to have a Material Adverse Effect.

7.10	No misleading information

Any factual information provided by it to the Bondholders or the Bond Trustee for the purposes of the issuance of the Bonds was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

7.11	No withholdings

The Issuer is not required to make any deduction or withholding from any payment which it may become obliged to make to the Bond Trustee or the Bondholders under these Bond Terms.

7.12	Pari passu ranking

Its payment obligations under these Bond Terms or any other Finance Document to which it is a party ranks as set out in Clause 2.4.

7.13	Security

No Security exists over any of the present assets of any Group Company in conflict with these Bond Terms.

8.	PAYMENTS IN RESPECT OF THE BONDS

8.1	Covenant to pay

(a)

The Issuer will unconditionally make available to or to the order of the Bond Trustee and/or the Paying Agent all amounts due on each Payment Date pursuant to the terms of these Bond Terms at such times and to such accounts as specified by the Bond Trustee and/or the Paying Agent in advance of each Payment Date or when other payments are due and payable pursuant to these Bond Terms.

(b)

All payments to the Bondholders in relation to the Bonds shall be made to each Bondholder registered as such in the CSD at the Relevant Record Date, by, if no specific order is made by the Bond Trustee, crediting the relevant amount to the bank account nominated by such Bondholder in connection with its securities account in the CSD.

(c)

Payment constituting good discharge of the Issuer’s payment obligations to the Bondholders under these Bond Terms will be deemed to have been made to each Bondholder once the amount has been credited to the bank holding the bank account nominated by the Bondholder in connection with its securities account in the CSD. If the paying bank and the receiving bank are the same, payment shall be deemed to have been made once the amount has been credited to the bank account nominated by the Bondholder in question.

(d)

If a Payment Date or a date for other payments to the Bondholders pursuant to the Finance Documents falls on a day on which either of the relevant CSD settlement system or the relevant currency settlement system for the Bonds are not open, the payment shall be made on the first following possible day on which both of the said systems are open, unless any provision to the contrary have been set out for such payment in the relevant Finance Document.

8.2	Default interest

(a)

Default interest will accrue on any Overdue Amount from and including the Payment Date on which it was first due to and excluding the date on which the payment is made at the Interest Rate plus an additional three (3) per cent. per annum.

(b)

Default interest accrued on any Overdue Amount pursuant to this Clause 8.2 (Default interest) will be added to the Overdue Amount on each Interest Payment Date until the Overdue Amount and default interest accrued thereon have been repaid in full.

8.3	Partial Payments

(a)

If the Paying Agent or the Bond Trustee receives a Partial Payment, such Partial Payment shall, in respect of the Issuer’s debt under the Finance Documents be considered made for discharge of the debt of the Issuer in the following order of priority:

(i)	firstly, towards any outstanding fees, liabilities and expenses of the Bond Trustee and any Security Agent;

(ii)	secondly, towards accrued interest due but unpaid; and

(iii)	thirdly, towards any principal amount due but unpaid;

(b)

Notwithstanding paragraph (a) above, any Partial Payment which is distributed to the Bondholders, shall, after the above mentioned deduction of outstanding fees, liabilities and expenses, be applied (i) firstly towards any principal amount due but unpaid and (ii) secondly, towards accrued interest due but unpaid, in the following situations:

(i)	the Bond Trustee has served a Default Notice in accordance with Clause 14.2 (Acceleration of the Bonds); or

(ii)	as a result of a resolution according to Clause 15 (Bondholders’ decisions).

8.4	Taxation

(a)	Each Obligor is responsible for withholding any withholding tax imposed by applicable law on any payments to be made by it in relation to the Finance Documents.

(b)	The Obligors shall, if any tax is withheld in respect of the Bonds under the Finance Documents:

(i)

gross up the amount of the payment due from it up to such amount which is necessary to ensure that the Bondholders or the Bond Trustee, as the case may be, receive a net amount which is (after making the required withholding) equal to the payment which would have been received if no withholding had been required; and

(ii)	at the request of the Bond Trustee, deliver to the Bond Trustee evidence that the required tax deduction or withholding has been made.

(c)

Any public fees levied on the trade of Bonds in the secondary market, shall be paid by the Bondholders, unless otherwise provided by law or regulation, and the Issuer shall not be responsible for reimbursing any such fees.

8.5	Currency

(a)

All amounts payable under the Finance Documents shall be payable in the denomination of the Bonds set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds). If, however, the denomination differs from the currency of the bank account connected to the Bondholder’s account in the CSD, any cash settlement may be exchanged and credited to this bank account.

(b)

Any specific payment instructions, including foreign exchange bank account details, to be connected to the Bondholder’s account in the CSD must be provided by the relevant Bondholder to the Paying Agent (either directly or through its account manager in the CSD) within five (5) Business Days prior to a Payment Date. Depending on any currency exchange settlement agreements between each Bondholder’s bank and the Paying Agent, and opening hours of the receiving bank, cash settlement may be delayed, and payment shall be deemed to have been made once the cash settlement has taken place, provided, however, that no default interest or other penalty shall accrue for the account of the Issuer for such delay.

8.6	Set-off and counterclaims

No Obligor may apply or perform any counterclaims or set-off against any payment obligations pursuant to these Bond Terms or any other Finance Document.

9.	INTEREST

9.1	Calculation of interest

(a)

Each Outstanding Bond will accrue interest at the Interest Rate on the Nominal Amount for each Interest Period, commencing on and including the first date of the Interest Period, and ending on but excluding the last date of the Interest Period.

(c)

Interest shall be calculated on the basis of the actual number of days in the Interest Period in respect of which payment is being made divided by 360 (actual/360-days basis). The Interest Rate will be reset at each Interest Quotation Day by the Bond Trustee, who will notify the Issuer and the Paying Agent and, if the Bonds are listed, the Exchange, of the new Interest Rate and the actual number of calendar days for the next Interest Period.

9.2	Payment of interest

Interest shall fall due on each Interest Payment Date for the corresponding preceding Interest Period and, with respect to accrued interest on the principal amount then due and payable, on each Repayment Date.

10.	REDEMPTION AND REPURCHASE OF BONDS

10.1	Redemption of Bonds

The Outstanding Bonds will mature in full on the Maturity Date and shall be redeemed by the Issuer on the Maturity Date at a price equal to 100 per cent. of the Nominal Amount.

10.2	Voluntary early redemption – Call Option

(a)	The Issuer may redeem all or any part of the Outstanding Bonds (the “Call Option”) on any Business Day from and including:

(i)	the First Call Date to, but not including, the Interest Payment Date falling 4 years after the Issue Date at a price equal to 102.864 per cent. of the Nominal Amount;

(ii)

the Interest Payment Date falling 4 years after Issue Date to, but not including, the interest Payment Date falling 4 years and 6 months after the Issue Date at a price equal to 101.790 per cent. of the Nominal Amount; and

(iii)	the Interest Payment Date falling 4 years and 6 months after Issue Date to, but not including, the Maturity Date at a price equal to the Nominal Amount.

(b)	Any redemption of Bonds pursuant to Clause 10.2 (a) above shall be determined based upon the redemption prices applicable on the Call Option Repayment Date.

(c)

The Call Option may be exercised by the Issuer by written notice to the Bond Trustee and the Bondholders at least ten (10), but not more than 20, Business Days prior to the proposed Call Option Repayment Date. Such notice sent by the Issuer is irrevocable and shall specify the Call Option Repayment Date.

(d)	Any Call Option exercised in part will be used for pro rata payment to the Bondholders in accordance with the applicable regulations of the CSD.

10.3	Mandatory repurchase due to a Put Option Event

(a)

Upon the occurrence of a Put Option Event, each Bondholder will have the right (the “Put Option”) to require that the Issuer purchases all or some of the Bonds held by that Bondholder at a price equal to 101 per cent. of the Nominal Amount (plus accrued interest).

(b)

The Put Option must be exercised within 30 calendar days after the Issuer has given notice to the Bond Trustee and the Bondholders that a Put Option Event has occurred pursuant to Clause 12.3 (Put Option Event). Once notified, the Bondholders’ right to exercise the Put Option is irrevocable and will not be affected by any subsequent events related to the Issuer.

(c)

Each Bondholder may exercise its Put Option by written notice to its account manager for the CSD, who will notify the Paying Agent of the exercise of the Put Option. The Put Option Repayment Date will be the tenth Business Day after the end of the 30 calendar days exercise period referred to in paragraph (b) above. However, the settlement of the Put Option will be based on each Bondholders holding of Bonds at the Put Option Repayment Date.

(d)

If Bonds representing more than 90 per cent. of the Outstanding Bonds have been repurchased pursuant to this Clause 10.3 (Mandatory repurchase due to a Put Option Event), the Issuer is entitled to repurchase all the remaining Outstanding Bonds at the price stated in paragraph (a) above by notifying the remaining Bondholders of its intention to do so no later than 20 calendar days after the Put Option Repayment Date. Such prepayment may occur at the earliest on the 15th calendar day following the date of such notice.

10.4	Early redemption option due to a tax event

If the Issuer is or will be required to gross up any withheld tax imposed by law from any payment in respect of the Bonds under the Finance Documents pursuant to Clause 8.4 (Taxation) as a result of a change in applicable law implemented after the date of these Bond Terms, the Issuer will have the right to redeem all, but not only some, of the Outstanding Bonds at a price equal to 100 per cent. of the Nominal Amount. The Issuer shall give written notice of such redemption to the Bond Trustee and the Bondholders at least twenty (20) Business Days prior to the Tax Event Repayment Date, provided that no such notice shall be given earlier than 60 days prior to the earliest date on which the Issuer would be obliged to withhold such tax were a payment in respect of the Bonds then due.

10.5	Early redemption following a Tender Offer

Upon the occurrence of a Disposal Event, Total Loss Event or a Piracy Event, the Issuer shall within 20 Business Days after funds are paid into the Disposal Account make an offer to the Bondholders in an aggregate amount equal to the amount standing to the credit of the Disposal Account to redeem Bonds at a price of minimum 100% of the Nominal Amount (plus accrued interest on redeemed amount), or such higher price or range as the Issuer in its discretion may decide, during a period of ten (10) Business Days following the offer (a “Tender Offer”), after which Bonds will be redeemed on a pro rata basis between the Bondholders who accepted the Tender Offer at the relevant tender price (and on the basis of number of Bonds tendered for redemption) after which any remaining funds on the Disposal Account may be released to the Issuer.

10.6	Mandatory early redemption at the Longstop Date

In the event that:

(a)	the conditions precedent set out in Clause 6.1 (Conditions precedent for disbursement to the Issuer) have not been fulfilled within the Longstop Date; or

(b)	the Terminal Funding Arrangements have not been satisfied by 31 March 2019,

the Issuer shall immediately redeem the Bonds at a price of 101 per cent. of the Nominal Amount plus accrued interest by, inter alia and if relevant, applying the funds deposited on the Escrow Account for such redemption.

11.	PURCHASE AND TRANSFER OF BONDS

11.1	Issuer’s purchase of Bonds

The Issuer may purchase and hold Bonds and such Bonds may be retained, or sold or cancelled in the Issuer’s sole discretion (including with respect to Bonds purchased pursuant to Clause 10.3 (Mandatory repurchase due to a Put Option Event).

11.2	Restrictions

(a)

Certain purchase or selling restrictions may apply to Bondholders under applicable local laws and regulations from time to time. Neither the Issuer nor the Bond Trustee shall be responsible to ensure compliance with such laws and regulations and each Bondholder is responsible for ensuring compliance with the relevant laws and regulations at its own cost and expense.

(b)

A Bondholder who has purchased Bonds in breach of applicable restrictions may, notwithstanding such breach, benefit from the rights attached to the Bonds pursuant to these Bond Terms (including, but not limited to, voting rights), provided that the Issuer shall not incur any additional liability by complying with its obligations to such Bondholder.

12.	INFORMATION UNDERTAKINGS

12.1	Financial Reports

(a)

The Issuer shall prepare Annual Financial Statements in the English language and make them available to the Bond Trustee and on its website (alternatively on another relevant information platform) as soon as they become available, and not later than 120 days after the end of the financial year.

(b)

The Issuer shall prepare Interim Accounts in the English language and make them available on its website (alternatively on another relevant information platform) as soon as they become available, and not later than 60 days after the end of the relevant interim period.

12.2	Requirements as to Financial Reports

(a)

The Issuer shall supply to the Bond Trustee, in connection with the publication of its Interim Accounts pursuant to Clause 12.1 (b) (Financial Reports), a Compliance Certificate with a copy of the Interim Accounts attached thereto. The Compliance Certificate shall be duly signed by the chief executive officer or the chief financial officer of the Issuer, certifying inter alia that the Interim Accounts are fairly representing its financial condition as at the date of those financial statements and setting out (in reasonable detail) computations evidencing compliance with the financial covenants in Clauses 13.19 and 13.20 as at such date.

(b)	The Issuer shall procure that the Financial Reports delivered pursuant to Clause 12.1 (Financial Reports) are prepared using GAAP consistently applied.

12.3	Put Option Event

The Issuer shall inform the Bond Trustee in writing as soon as possible after becoming aware that a Put Option Event has occurred.

12.4	Information: Miscellaneous

The Issuer shall:

(a)

promptly inform the Bond Trustee in writing of any Event of Default or any event or circumstance which the Issuer understands or could reasonably be expected to understand may lead to an Event of Default and the steps, if any, being taken to remedy it;

(b)	at the request of the Bond Trustee, report the balance of the Issuer’s Bonds (to the best of its knowledge, having made due and appropriate enquiries);

(c)	send the Bond Trustee copies of any statutory notifications of the Issuer, including but not limited to in connection with mergers, de-mergers and reduction of the Issuer’s share capital or equity;

(d)	if the Bonds are listed on an Exchange, send a copy to the Bond Trustee of its notices to the Exchange;

(e)	if the Issuer and/or the Bonds are rated, inform the Bond Trustee of its and/or the rating of the Bonds, and any changes to such rating;

(f)	inform the Bond Trustee of changes in the registration of the Bonds in the CSD; and

(g)	within a reasonable time, provide such information about the Issuer’s and the Group’s business, assets and financial condition as the Bond Trustee may reasonably request.

13.	GENERAL AND FINANCIAL UNDERTAKINGS

The Issuer undertakes to (and shall, where applicable, procure that the other Group Companies will) comply with the undertakings set forth in this Clause 13 (General and financial Undertakings).

General undertakings

13.1	Authorisations

The Issuer shall, and shall procure that each other Group Company will, in all material respects obtain, maintain and comply with the terms of any authorisation, approval, license and consent required for the conduct of its business as carried out from time to time if a failure to do so would have Material Adverse Effect.

13.2	Compliance with laws

The Issuer shall, and shall ensure that all other Group Companies shall, carry on its business in accordance with acknowledged, careful and sound practices in all aspects and comply in all respects with all laws and regulations it or they may be subject to from time to time. Breach of these obligations shall be regarded as non-compliance only if such breach would have a Material Adverse Effect.

13.3	Corporate status

The Issuer shall not change its type of organisation or jurisdiction of organisation.

13.4	Continuation of business

The Issuer shall not cease to carry on its business. The Issuer shall procure that no substantial change is made to the general nature of the business of the Group from that carried on at the date of the Bond Terms, and/or as set out in the Bond Terms.

13.5	Mergers and de-mergers

(a)	Except as permitted under paragraph (b) below, the Issuer shall not, and shall ensure that no other Group Company shall, carry out:

(i)

any merger or other business combination or corporate reorganisation involving a consolidation of the assets and obligations of the Issuer or any other Group Company with any other companies or entities if such transaction would have a Material Adverse Effect; or

(ii)

any de-merger or other corporate reorganisation involving a split of the Issuer or any other Group Company into two or more separate companies or entities, if such transaction would have a Material Adverse Effect.

(b)	Paragraph (a) above does not apply to any Permitted Disposal.

13.6	Disposals of business

The Issuer shall not, and shall procure that no other Group Company shall, sell or otherwise dispose of all or a substantial part of the Group’s assets or operations to any person not being a member of the Group, unless (i) the transaction is carried out at a fair market value, on terms and conditions customary for such transactions and (ii) such transaction would not have a Material Adverse Effect.

13.7	Arm’s length transactions

Without limiting Clause 13.2 (Compliance with laws), the Issuer shall not, and the Issuer shall ensure that no other Group Company shall, enter into any transaction with any person except on arm’s length terms and for fair market value.

Issuer specific covenants

13.8	Dividend restrictions

The Issuer shall not declare or make any dividend payment, repurchase of shares or make other distributions or payments to its shareholders or on any Subordinated Loans, whether in cash or in kind, including without limitation any total return swaps or instruments with similar effect (a “Distribution”) exceeding 50% of the Issuer’s cumulative consolidated net profit after taxes from 1 January 2020, payable at the earliest from 1 January 2021 based on the audited annual accounts.

13.9	Subsidiary distribution

The Issuer shall not permit any Subsidiary to create or permit to exist any contractual obligation (or encumbrance) restricting the right of any Subsidiary to:

(i)	pay dividends or make other distributions to its shareholders;

(ii)	service any Financial Indebtedness to the Issuer;

(iii)	make any loans to the Issuer; or

(iv)	transfer any of its assets and properties to the Issuer,

if the creation of such contractual obligation is reasonably likely to prevent the Issuer from complying with its payment obligations under the Bond Terms.

13.10	Maintenance of Transaction Security

As long as any amount remains outstanding under the Bond issue, the Issuer shall ensure that each Transaction Security Document shall remain duly created, enforceable and perfected on first priority.

13.11	Ownership

The Issuer shall remain the sole owner (directly or indirectly) of the Vessel Owners and ensure that the Vessel Owners shall continue to directly hold legal title to and own the entire beneficial interest in the respective Security Vessels, except if disposed of in a Permitted Disposal. The Issuer shall remain the beneficial owner (directly or indirectly) of at least 50% of the Terminal.

13.12	Negative pledge

(a)

Except as permitted under paragraph (b) below, the Issuer shall not, and shall procure that no other Group Company will, create or allow to subsist, retain, provide, prolong or renew any Security over any of its/their assets (whether present or future).

(b)	Paragraph (a) above does not apply to any Permitted Security.

13.13	Financial Indebtedness restrictions

(a)

Except as permitted under paragraph (b) below, the Issuer shall not, and shall procure that no other Group Company will, incur any additional Financial Indebtedness or maintain or prolong any existing Financial Indebtedness.

(b)	Paragraph (a) above shall not prohibit any Group Company to incur, maintain or prolong any Permitted Financial Indebtedness.

13.14	Financial support restrictions

(a)

Except as permitted under paragraph (b) below, the Issuer shall not, and shall procure that no other Group Company will, be a creditor in respect of any Financial Support to or for the benefit of any person not being a Group Company.

(b)	Paragraph (a) above does not apply to any Permitted Financial Support.

13.15	Subordinated loans

The Issuer shall ensure that any existing and future shareholder loans or any subordinated loans from a third party to the Issuer shall be Subordinated Loans.

13.16	Insurances

The Issuer shall, and the Issuer shall procure that each Group Company will, maintain with reputable insurance companies, funds or underwriters adequate insurance or captive arrangements with respect to its assets, equipment and business against such liabilities, casualties and contingencies and of such types and in such amounts as are consistent with prudent business practice in their relevant jurisdiction.

13.17	Terminal Earnings

The Issuer shall, and the Issuer shall procure that each Group Company will, ensure that any dividends, repayment of loans or other distribution made to the Issuer emanating from the Issuer’s ownership interests in the Terminal (directly or indirectly) shall be made to the Terminal Earnings Account.

13.18	Transfer of funds to the Disposal Account

(a)

Upon the occurrence of any sale or disposal of a Security Vessel or the shares of a Vessel Owner (each a “Disposal Event”), the net proceeds received from the disposal shall be paid directly into the Disposal Account; and

(b)	In the event:

(i)

of an expropriation or an act of piracy of a Security Vessel (to the extent not a Total Loss Event and in the case of an act of piracy, provided always that such act of piracy shall have continued for a period of more than 210 calendar days) (a “Piracy Event”); or

(ii)	that there is an actual or constructive total loss of a Security Vessel (a “Total Loss Event”),

the Issuer shall as soon as the insurance proceeds are available and in any event no later than 180 days following the Total Loss Event or Piracy Event (as the case may be) transfer the higher of the i) insurance proceeds received, or ii) the Market Value of the Security Vessel according to the latest valuation at the time of the Total Loss Event or Piracy Event to the Disposal Account.

Vessel Covenants

The Issuer shall, and shall procure that each other Group Company (if applicable) shall (unless the Bond Trustee or the Bondholders’ in writing have agreed otherwise) procure that:

(a)

the Security Vessels are operated in all material respects in accordance with applicable laws and regulations (and in compliance with all Norwegian, UK, EU, US and UN sanctions regimes at all times) and good industry standards;

(b)

the Security Vessels shall maintain flag and class and remain registered in the Liberia or another ships registry acceptable to the Bond Trustee and the Bond Trustee shall be given notice of any changes to name, flag, class or registry of a Security Vessel prior to any such changes becoming effective;

(c)	the Security Vessels and all relevant equipment related thereto are at all times maintained and in good and safe condition and repair consistent with prudent ownership and industry standards;

(d)

insurance of the Security Vessels are taken out and maintained with financially sound and reputable insurance companies, funds or underwriters, including adequate insurance arrangements with respect to its assets, equipment and business against such liabilities, casualties and contingencies and of such types and in such amounts as are consistent with prudent business practice in their relevant jurisdiction. Each of the Security Vessels shall be adequately insured against (A) Hull & Machinery risks at least covering 100% of the Market Value of such Security Vessel (B) third party liability as per industry standards (P&I), (C) war risk (including expropriation risk) as per industry standards, and (D) any additional insurances required under law or any charter contract. Also, the Bond Trustee may take out a Mortgagee Interest Insurance and Mortgagee Additional Perils Insurance or similar insurances at the expense of the Issuer;

(e)

upon request of the Bond Trustee, arrange for the Bond Trustee, and/or any person appointed by the Bond Trustee, to undertake a technical inspection of the Security Vessels without interference of the daily operation of the Security Vessels and at the expense of the Issuer (however limited to maximum one yearly inspection per Security Vessel unless an Event of Default has occurred and is continuing); and

(f)	at least semi-annually, determine the Market Value of each Security Vessels. The cost of such determination shall be for the account of the Issuer.

Financial Covenants

The Issuer undertakes to comply with the Financial Covenants below at all times, such compliance to be measured on each Quarter Date and certified by the Issuer with each Compliance Certificate to the Bond Trustee to be delivered with the Annual Financial Statements and Interim Accounts. The Financial Covenants shall be calculated on a consolidated basis for the Group during the lifetime of the Bonds.

13.19	Equity Ratio

The Issuer undertakes to ensure that the Group maintains an Equity Ratio higher than 30%.

13.20	Liquidity

The Issuer shall ensure that the Group maintains a Liquidity of minimum USD 25,000,000.

14.	EVENTS OF DEFAULT AND ACCELERATION OF THE BONDS

14.1	Events of Default

Each of the events or circumstances set out in this Clause 14.1 shall constitute an Event of Default:

(a)	Non-payment

An Obligor fails to pay any amount payable by it under the Finance Documents when such amount is due for payment, unless:

(i)	its failure to pay is caused by administrative or technical error in payment systems or the CSD and payment is made within five (5) Business Days following the original due date; or

(ii)	in the discretion of the Bond Trustee, the Issuer has substantiated that it is likely that such payment will be made in full within five (5) Business Days following the original due date.

(b)	Breach of other obligations

An Obligor or Navigator Gas does not comply with any provision of the Finance Documents other than set out under paragraph (a) (Non-payment) above, unless such failure is capable of being remedied and is remedied within twenty (20) Business Days after the earlier of the Issuer’s actual knowledge thereof, or notice thereof is given to the Issuer by the Bond Trustee.

(c)	Misrepresentation

Any representation, warranty or statement (including statements in Compliance Certificates) made under or in connection with any Finance Documents is or proves to have been incorrect, inaccurate or misleading in any material respect when made or deemed to have been made, unless the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within twenty (20) Business Days of the earlier of the Bond Trustee giving notice to the Issuer or the Issuer becoming aware of such misrepresentation.

(d)	Cross default

If for the Issuer and any other Obligor or, if and to the extent any such relevant event could reasonably be deemed to have a Material Adverse Effect, for any other Group Company:

(A)	any Financial Indebtedness is not paid when due nor within any applicable grace period; or

(B)	any Financial Indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); or

(C)	any commitment for any Financial Indebtedness is cancelled or suspended by a creditor as a result of an event of default (however described); or

(D)	any creditor becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described),

provided however that with respect to the Issuer and any other Obligor the aggregate amount of such Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (A) through (D) above exceeds a total of USD 25,000,000 in aggregate (or the equivalent thereof in any other currency).

(e)	Insolvency and insolvency proceedings

The Issuer and any other Obligor or, if and to the extent any such relevant event could reasonably be deemed to have a Material Adverse Effect, any other Group Company:

(i)	is Insolvent; or

(ii)	is object of any corporate action or any legal proceedings is taken in relation to:

(A)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) other than a solvent liquidation or reorganization; or

(B)	a composition, compromise, assignment or arrangement with any creditor which may materially impair its ability to perform its payment obligations under these Bond Terms; or

(C)	the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer of any of its assets; or

(D)	enforcement of any Security over any of its or their assets having an aggregate value exceeding the threshold amount set out in paragraph 14.1 (d) (Cross default) above; or

(E)	for (A)—(D) above, any analogous procedure or step is taken in any jurisdiction in respect of any such company,

however this shall not apply to any petition which is frivolous or vexatious and is discharged, stayed or dismissed within twenty (20) Business Days of commencement.

(f)	Creditor’s process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Issuer and any Obligor or, if and to the extent any such relevant event could reasonably be deemed to have a Material Adverse Effect, any other Group Company having an aggregate value exceeding the threshold amount set out in paragraph 14.1 (d) (Cross default) above and is not discharged within twenty (20) Business Days.

(g)	Unlawfulness

It is or becomes unlawful for an Obligor to perform or comply with any of its obligations under the Finance Documents to the extent this may materially impair:

(i)	the ability of such Obligor to perform its obligations under these Bond Terms; or

(ii)	the ability of the Bond Trustee or any Security Agent to exercise any material right or power vested to it under the Finance Documents.

14.2	Acceleration of the Bonds

If an Event of Default has occurred and is continuing, the Bond Trustee may, in its discretion in order to protect the interests of the Bondholders, or upon instruction received from the Bondholders pursuant to Clause 14.3 (Bondholders’ instructions) below, by serving a Default Notice:

(a)

declare that the Outstanding Bonds, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(b)

exercise (or direct the Security Agent to exercise) any or all of its rights, remedies, powers or discretions under the Finance Documents or take such further measures as are necessary to recover the amounts outstanding under the Finance Documents.

14.3	Bondholders’ instructions

The Bond Trustee shall serve a Default Notice pursuant to Clause 14.2 (Acceleration of the Bonds) if:

(a)

the Bond Trustee receives a demand in writing from Bondholders representing a simple majority of the Voting Bonds, that an Event of Default shall be declared, and a Bondholders’ Meeting has not made a resolution to the contrary; or

(b)	the Bondholders’ Meeting, by a simple majority decision, has approved the declaration of an Event of Default.

14.4	Calculation of claim

The claim derived from the Outstanding Bonds due for payment as a result of the serving of a Default Notice will be calculated on the basis of the Make Whole Amount for the period from and including the Issue Date to the First Call Date and otherwise at the prices set out in Clause 10.2 (Voluntary early redemption – Call Option) as applicable at the following dates (and regardless of the Default Repayment Date set out in the Default Notice):

(a)

for any Event of Default arising out of a breach of Clause 14.1 (Events of Default) paragraph (a) (Non-payment), the claim will be calculated at the price applicable at the date when such Event of Default occurred; and

(b)	for any other Event of Default, the claim will be calculated at the price applicable at the date when the Default Notice was served by the Bond Trustee.

15.	BONDHOLDERS’ DECISIONS

15.1	Authority of the Bondholders’ Meeting

(a)

A Bondholders’ Meeting may, on behalf of the Bondholders, resolve to alter any of these Bond Terms, including, but not limited to, any reduction of principal or interest and any conversion of the Bonds into other capital classes.

(b)

The Bondholders’ Meeting cannot resolve that any overdue payment of any instalment shall be reduced unless there is a pro rata reduction of the principal that has not fallen due, but may resolve that accrued interest (whether overdue or not) shall be reduced without a corresponding reduction of principal.

(c)	The Bondholders’ Meeting may not adopt resolutions which will give certain Bondholders an unreasonable advantage at the expense of other Bondholders.

(d)

Subject to the power of the Bond Trustee to take certain action as set out in Clause 16.1 (Power to represent the Bondholders), if a resolution by, or an approval of, the Bondholders is required, such resolution may be passed at a Bondholders’ Meeting. Resolutions passed at any Bondholders’ Meeting will be binding upon all Bondholders.

(e)	At least 50 per cent. of the Voting Bonds must be represented at a Bondholders’ Meeting for a quorum to be present.

(f)	Resolutions will be passed by simple majority of the Voting Bonds represented at the Bondholders’ Meeting, unless otherwise set out in paragraph (g) below.

(g)

Save for any amendments or waivers which can be made without resolution pursuant to Clause 17.1 (Procedure for amendments and waivers) paragraph (a), section (i) and (ii), a majority of at least 2/3 of the Voting Bonds represented at the Bondholders’ Meeting is required for approval of any waiver or amendment of any provisions of these Bond Terms, including a change of Issuer and change of Bond Trustee.

15.2	Procedure for arranging a Bondholders’ Meeting

(a)	A Bondholders’ Meeting shall be convened by the Bond Trustee upon the request in writing of:

(i)	the Issuer;

(ii)	Bondholders representing at least 1/10 of the Voting Bonds;

(iii)	the Exchange, if the Bonds are listed and the Exchange is entitled to do so pursuant to the general rules and regulations of the Exchange; or

(iv)	the Bond Trustee.

The request shall clearly state the matters to be discussed and resolved.

(b)

If the Bond Trustee has not convened a Bondholders’ Meeting within ten (10) Business Days after having received a valid request for calling a Bondholders’ Meeting pursuant to paragraph (a) above, then the re-questing party may itself call the Bondholders’ Meeting.

(c)

Summons to a Bondholders’ Meeting must be sent no later than ten (10) Business Days prior to the proposed date of the Bondholders’ Meeting. The Summons shall be sent to all Bondholders registered in the CSD at the time the Summons is sent from the CSD. If the Bonds are listed, the Issuer shall ensure that the Summons is published in accordance with the applicable regulations of the Exchange. The Summons shall also be published on the website of the Bond Trustee (alternatively by press release or other relevant information platform).

(d)

Any Summons for a Bondholders’ Meeting must clearly state the agenda for the Bondholders’ Meeting and the matters to be resolved. The Bond Trustee may include additional agenda items to those requested by the person calling for the Bondholders’ Meeting in the Summons. If the Summons contains proposed amendments to these Bond Terms, a description of the proposed amendments must be set out in the Summons.

(e)	Items which have not been included in the Summons may not be put to a vote at the Bondholders’ Meeting.

(f)

By written notice to the Issuer, the Bond Trustee may prohibit the Issuer from acquiring or dispose of Bonds during the period from the date of the Summons until the date of the Bondholders’ Meeting, unless the acquisition of Bonds is made by the Issuer pursuant to Clause 10 (Redemption and Repurchase of Bonds).

(g)

A Bondholders’ Meeting may be held on premises selected by the Bond Trustee, or if paragraph (b) above applies, by the person convening the Bondholders’ Meeting (however to be held in the capital of the Relevant Jurisdiction). The Bondholders’ Meeting will be opened and, unless otherwise decided by the Bondholders’ Meeting, chaired by the Bond Trustee. If the Bond Trustee is not present, the Bondholders’ Meeting will be opened by a Bondholder and be chaired by a representative elected by the Bondholders’ Meeting (the Bond Trustee or such other representative, the “Chairperson”).

(h)

Each Bondholder, the Bond Trustee and, if the Bonds are listed, representatives of the Exchange, or any person or persons acting under a power of attorney for a Bondholder, shall have the right to attend the Bondholders’ Meeting (each a “Representative”). The Chairperson may grant access to the meeting to other persons not being Representatives, unless the Bondholders’ Meeting decides otherwise. In addition, each Representative has the right to be accompanied by an advisor. In case of dispute or doubt with regard to whether a person is a Representative or entitled to vote, the Chairperson will decide who may attend the Bondholders’ Meeting and exercise voting rights.

(i)

Representatives of the Issuer have the right to attend the Bondholders’ Meeting. The Bondholders Meeting may resolve to exclude the Issuer’s representatives and/or any person holding only Issuer’s Bonds (or any representative of such person) from participating in the meeting at certain times, however, the Issuer’s representative and any such other person shall have the right to be present during the voting.

(j)

Minutes of the Bondholders’ Meeting must be recorded by, or by someone acting at the instruction of, the Chairperson. The minutes must state the number of Voting Bonds represented at the Bondholders’ Meeting, the resolutions passed at the meeting, and the results of the vote on the matters to be decided at the Bondholders’ Meeting. The minutes shall be signed by the Chairperson and at least one other person. The minutes will be deposited with the Bond Trustee who shall make available a copy to the Bondholders and the Issuer upon request.

(k)

The Bond Trustee will ensure that the Issuer, the Bondholders and the Exchange are notified of resolutions passed at the Bondholders’ Meeting and that the resolutions are published on the website of the Bond Trustee (or other relevant electronically platform or press release).

(l)

The Issuer shall bear the costs and expenses incurred in connection with convening a Bondholders’ Meeting regardless of who has convened the Bondholders’ Meeting, including any reasonable costs and fees incurred by the Bond Trustee.

15.3	Voting rules

(a)

Each Bondholder (or person acting for a Bondholder under a power of attorney) may cast one vote for each Voting Bond owned on the Relevant Record Date, ref. Clause 3.3 (Bondholders’ rights). The Chairperson may, in its sole discretion, decide on accepted evidence of ownership of Voting Bonds.

(b)	Issuer’s Bonds shall not carry any voting rights. The Chairperson shall determine any question concerning whether any Bonds will be considered Issuer’s Bonds.

(c)

For the purposes of this Clause 15 (Bondholders’ decisions), a Bondholder that has a Bond registered in the name of a nominee will, in accordance with Clause 3.3 (Bondholders’ rights), be deemed to be the owner of the Bond rather than the nominee. No vote may be cast by any nominee if the Bondholder has presented relevant evidence to the Bond Trustee pursuant to Clause 3.3 (Bondholders’ rights) stating that it is the owner of the Bonds voted for. If the Bondholder has voted directly for any of its nominee registered Bonds, the Bondholder’s votes shall take precedence over votes submitted by the nominee for the same Bonds.

(d)	Any of the Issuer, the Bond Trustee and any Bondholder has the right to demand a vote by ballot. In case of parity of votes, the Chairperson will have the deciding vote.

15.4	Repeated Bondholders’ Meeting

(a)

Even if the necessary quorum set out in paragraph (d) of Clause 15.1 (Authority of the Bondholders’ Meeting) is not achieved, the Bondholders’ Meeting shall be held and voting completed for the purpose of recording the voting results in the minutes of the Bondholders’ Meeting. The Bond Trustee or the person who convened the initial Bondholders’ Meeting may, within ten (10) Business Days of that Bondholders’ Meeting, convene a repeated meeting with the same agenda as the first meeting.

(b)

The provisions and procedures regarding Bondholders’ Meetings as set out in Clause 15.1 (Authority of the Bondholders’ Meeting), Clause 15.2 (Procedure for arranging a Bondholders’ Meeting) and Clause 15.3 (Voting rules) shall apply mutatis mutandis to a repeated Bondholders’ Meeting, with the exception that the quorum requirements set out in paragraph (d) of Clause 15.1 (Authority of the Bondholders’ Meeting) shall not apply to a repeated Bondholders’ Meeting. A Summons for a repeated Bondholders’ Meeting shall also contain the voting results obtained in the initial Bondholders’ Meeting.

(c)

A repeated Bondholders’ Meeting may only be convened once for each original Bondholders’ Meeting. A repeated Bondholders’ Meeting may be convened pursuant to the procedures of a Written Resolution in accordance with Clause 15.5 (Written Resolutions), even if the initial meeting was held pursuant to the procedures of a Bondholders’ Meeting in accordance with Clause 15.2 (Procedure for arranging a Bondholders’ Meeting) and vice versa.

15.5	Written Resolutions

(a)

Subject to these Bond Terms, anything which may be resolved by the Bondholders in a Bondholders’ Meeting pursuant to Clause 15.1 (Authority of the Bondholders’ Meeting) may also be resolved by way of a Written Resolution. A Written Resolution passed with the relevant majority is as valid as if it had been passed by the Bondholders in a Bondholders’ Meeting, and any reference in any Finance Document to a Bondholders’ Meeting shall be construed accordingly.

(b)	The person requesting a Bondholders’ Meeting may instead request that the relevant matters are to be resolved by Written Resolution only, unless the Bond Trustee decides otherwise.

(c)

The Summons for the Written Resolution shall be sent to the Bondholders registered in the CSD at the time the Summons is sent from the CSD and published at the Bond Trustee’s web site, or other relevant electronic platform or via press release.

(d)

The provisions set out in Clause 15.1 (Authority of the Bondholders’ Meeting), 15.2 (Procedure for arranging a Bondholder’s Meeting), Clause 15.3 (Voting Rules) and Clause 15.4 (Repeated Bondholders’ Meeting) shall apply mutatis mutandis to a Written Resolution, except that:

(i)	the provisions set out in paragraphs (g), (h) and (i) of Clause 15.2 (Procedure for arranging Bondholders Meetings); or

(ii)	provisions which are otherwise in conflict with the requirements of this Clause 15.5 (Written Resolution),

shall not apply to a Written Resolution.

(e)	The Summons for a Written Resolution shall include:

(i)	instructions as to how to vote to each separate item in the Summons (including instructions as to how voting can be done electronically if relevant); and

(ii)

the time limit within which the Bond Trustee must have received all votes necessary in order for the Written Resolution to be passed with the requisite majority (the “Voting Period”), such Voting Period to be at least three (3) Business Days but not more than fifteen (15) Business Days from the date of the Summons, provided however that the Voting Period for a Written Resolution summoned pursuant to Clause 15.4 (Repeated Bondholders’ Meeting) shall be at least ten (10) Business Days but not more than fifteen (15) Business Days from the date of the Summons.

(f)

Only Bondholders of Voting Bonds registered with the CSD on the Relevant Record Date, or the beneficial owner thereof having presented relevant evidence to the Bond Trustee pursuant to Clause 3.3 (Bondholders’ rights), will be counted in the Written Resolution.

(g)

A Written Resolution is passed when the requisite majority set out in paragraph (e) or paragraph (f) of Clause 15.1 (Authority of Bondholders’ Meeting) has been achieved, based on the total number of Voting Bonds, even if the Voting Period has not yet expired. A Written Resolution may also be resolved if the sufficient numbers of negative votes are received prior to the expiry of the Voting Period.

(h)

The effective date of a Written Resolution passed prior to the expiry of the Voting Period is the date when the resolution is approved by the last Bondholder that results in the necessary voting majority being achieved.

(i)

If no resolution is passed prior to the expiry of the Voting Period, the number of votes shall be calculated at the close of business on the last day of the Voting Period, and a decision will be made based on the quorum and majority requirements set out in paragraphs (d) to (f) of Clause 15.1(Authority of Bondholders’ Meeting).

16.	THE BOND TRUSTEE

16.1	Power to represent the Bondholders

(a)

The Bond Trustee has power and authority to act on behalf of, and/or represent, the Bondholders in all matters, including but not limited to taking any legal or other action, including enforcement of these Bond Terms, and the commencement of bankruptcy or other insolvency proceedings against the Issuer, or others.

(b)

The Issuer shall promptly upon request provide the Bond Trustee with any such documents, information and other assistance (in form and substance satisfactory to the Bond Trustee), that the Bond Trustee deems necessary for the purpose of exercising its and the Bondholders’ rights and/or carrying out its duties under the Finance Documents.

16.2	The duties and authority of the Bond Trustee

(a)

The Bond Trustee shall represent the Bondholders in accordance with the Finance Documents, including, inter alia, by following up on the delivery of any Compliance Certificates and such other documents which the Issuer is obliged to disclose or deliver to the Bond Trustee pursuant to the Finance Documents and, when relevant, in relation to accelerating and enforcing the Bonds on behalf of the Bondholders.

(b)

The Bond Trustee is not obligated to assess or monitor the financial condition of the Issuer or any other Obligor unless to the extent expressly set out in these Bond Terms, or to take any steps to ascertain whether any Event of Default has occurred. Until it has actual knowledge to the contrary, the Bond Trustee is entitled to assume that no Event of Default has occurred. The Bond Trustee is not responsible for the valid execution or enforceability of the Finance Documents, or for any discrepancy between the indicative terms and conditions described in any marketing material presented to the Bondholders prior to issuance of the Bonds and the provisions of these Bond Terms.

(c)

The Bond Trustee is entitled to take such steps that it, in its sole discretion, considers necessary or advisable to protect the rights of the Bondholders in all matters pursuant to the terms of the Finance Documents. The Bond Trustee may submit any instructions received by it from the Bondholders to a Bondholders’ Meeting before the Bond Trustee takes any action pursuant to the instruction.

(d)	The Bond Trustee is entitled to engage external experts when carrying out its duties under the Finance Documents.

(e)	The Bond Trustee shall hold all amounts recovered on behalf of the Bondholders on separated accounts.

(f)

The Bond Trustee will ensure that resolutions passed at the Bondholders’ Meeting are properly implemented, provided, however, that the Bond Trustee may refuse to implement resolutions that may be in conflict with these Bond Terms, any other Finance Document, or any applicable law.

(g)

Notwithstanding any other provision of the Finance Documents to the contrary, the Bond Trustee is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation.

(h)	If the cost, loss or liability which the Bond Trustee may incur (including reasonable fees payable to the Bond Trustee itself) in:

(i)	complying with instructions of the Bondholders; or

(ii)	taking any action at its own initiative,

will not, in the reasonable opinion of the Bond Trustee, be covered by the Issuer or the relevant Bondholders pursuant to paragraphs (e) and (g) of Clause 16.4 (Expenses, liability and indemnity), the Bond Trustee may refrain from acting in accordance with such instructions, or refrain from taking such action, until it has received such funding or indemnities (or adequate security has been provided therefore) as it may reasonably require.

(i)

The Bond Trustee shall give a notice to the Bondholders before it ceases to perform its obligations under the Finance Documents by reason of the non-payment by the Issuer of any fee or indemnity due to the Bond Trustee under the Finance Documents.

(j)	The Bond Trustee may instruct the CSD to split the Bonds to a lower nominal amount in order to facilitate partial redemptions, restructuring of the Bonds or other situations.

16.3	Equality and conflicts of interest

(a)

The Bond Trustee shall not make decisions which will give certain Bondholders an unreasonable advantage at the expense of other Bondholders. The Bond Trustee shall, when acting pursuant to the Finance Documents, act with regard only to the interests of the Bondholders and shall not be required to have regard to the interests or to act upon or comply with any direction or request of any other person, other than as explicitly stated in the Finance Documents.

(b)

The Bond Trustee may act as agent, trustee, representative and/or security agent for several bond issues relating to the Issuer notwithstanding potential conflicts of interest. The Bond Trustee is entitled to delegate its duties to other professional parties.

16.4	Expenses, liability and indemnity

(a)

The Bond Trustee will not be liable to the Bondholders for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct. The Bond Trustee shall not be responsible for any indirect or consequential loss. Irrespective of the foregoing, the Bond Trustee shall have no liability to the Bondholders for damage caused by the Bond Trustee acting in accordance with instructions given by the Bondholders in accordance with these Bond Terms.

(b)

Any liability for the Bond Trustee for damage or loss is limited to the amount of the Outstanding Bonds. The Bond Trustee is not liable for the content of information provided to the Bondholders by or on behalf of the Issuer or any other person.

(c)	The Bond Trustee shall not be considered to have acted negligently in:

(i)	acting in accordance with advice from or opinions of reputable external experts; or

(ii)	taking, delaying or omitting any action if acting with reasonable care and provided the Bond Trustee considers that such action is in the interests of the Bondholders.

(d)

The Issuer is liable for, and will indemnify the Bond Trustee fully in respect of, all losses, expenses and liabilities incurred by the Bond Trustee as a result of negligence by the Issuer (including its directors, management, officers, employees and agents) in connection with the performance of the Bond Trustee’s obligations under the Finance Documents, including losses incurred by the Bond Trustee as a result of the Bond Trustee’s actions based on misrepresentations made by the Issuer in connection with the issuance of the Bonds, the entering into or performance under the Finance Documents, and for as long as any amounts are outstanding under or pursuant to the Finance Documents.

(e)

The Issuer shall cover all costs and expenses incurred by the Bond Trustee in connection with it fulfilling its obligations under the Finance Documents. The Bond Trustee is entitled to fees for its work and to be indemnified for costs, losses and liabilities on the terms set out in the Finance Documents. The Bond Trustee’s obligations under the Finance Documents are conditioned upon the due payment of such fees and indemnifications. The fees of the Bond Trustee will be further set out in the Bond Trustee Fee Agreement.

(f)

The Issuer shall on demand by the Bond Trustee pay all costs incurred for external experts engaged after the occurrence of an Event of Default, or for the purpose of investigating or considering (i) an event or circumstance which the Bond Trustee reasonably believes is or may lead to an Event of Default or (ii) a matter relating to the Issuer or any of the Finance Documents which the Bond Trustee reasonably believes may constitute or lead to a breach of any of the Finance Documents or otherwise be detrimental to the interests of the Bondholders under the Finance Documents.

(g)

Fees, costs and expenses payable to the Bond Trustee which are not reimbursed in any other way due to an Event of Default, the Issuer being Insolvent or similar circumstances pertaining to any Obligor, may be covered by making an equal reduction in the proceeds to the Bondholders hereunder of any costs and expenses incurred by the Bond Trustee (or the Security Agent) in connection therewith. The Bond Trustee may withhold funds from any escrow account (or similar arrangement) or from other funds received from the Issuer or any other person, irrespective of such funds being subject to Transaction Security, and to set-off and cover any such costs and expenses from those funds.

(h)

As a condition to effecting any instruction from the Bondholders (including, but not limited to, instructions set out in Clause 14.3 (Bondholders’ instructions) or Clause 15.2 (Procedure for arranging a Bondholders’ Meeting)), the Bond Trustee may require satisfactory Security, guarantees and/or indemnities for any possible liability and anticipated costs and expenses from those Bondholders who have given that instruction and/or who voted in favour of the decision to instruct the Bond Trustee.

16.5	Replacement of the Bond Trustee

(a)	The Bond Trustee may be replaced according to the procedures set out in Clause 15 (Bondholders’ Decisions), and the Bondholders may resolve to replace the Bond Trustee without the Issuer’s approval.

(b)

The Bond Trustee may resign by giving notice to the Issuer and the Bondholders, in which case a successor Bond Trustee shall be elected pursuant to this Clause 16.5 (Replacement of the Bond Trustee), initiated by the retiring Bond Trustee.

(c)

If the Bond Trustee is Insolvent, or otherwise is permanently unable to fulfil its obligations under these Bond Terms, the Bond Trustee shall be deemed to have resigned and a successor Bond Trustee shall be appointed in accordance with this Clause 16.5 (Replacement of the Bond Trustee).The Issuer may appoint a temporary Bond Trustee until a new Bond Trustee is elected in accordance with paragraph (a) above.

(d)

The change of Bond Trustee’s shall only take effect upon execution of all necessary actions to effectively substitute the retiring Bond Trustee, and the retiring Bond Trustee undertakes to co-operate in all reasonable manners without delay to such effect. The retiring Bond Trustee shall be discharged from any further obligation in respect of the Finance Documents from the change takes effect, but shall remain liable under the Finance Documents in respect of any action which it took or failed to take whilst acting as Bond Trustee. The retiring Bond Trustee remains entitled to any benefits and any unpaid fees or expenses under the Finance Documents before the change has taken place.

(e)

Upon change of Bond Trustee the Issuer shall co-operate in all reasonable manners without delay to replace the retiring Bond Trustee with the successor Bond Trustee and release the retiring Bond Trustee from any future obligations under the Finance Documents and any other documents.

16.6	Security Agent

(a)

The Bond Trustee is appointed to act as Security Agent and trustee for the Bonds, unless any other person is appointed. The main functions of the Security Agent may include holding (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Secured Parties or any of them or for the benefit thereof under or pursuant to any of the Finance Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Secured Party in any Finance Document), (ii) all moneys, property and other assets paid or transferred to or vested in any Secured Party or any agent of any Secured Party or received or recovered by any Secured Party or any agent of any Secured Party pursuant to, or in connection with, the Finance Documents whether from any Obligor or any other person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Secured Party or any agent of any Secured Party in respect of the same (or any part thereof).

(b)

The Bond Trustee shall monitor compliance by the Issuer and other relevant parties of their respective obligations under the Transaction Security Documents with respect to the Transaction Security on the basis of information made available to it pursuant to the Finance Documents.

(c)

The Bond Trustee shall, when acting as Security Agent for the Bonds, at all times maintain and keep all certificates and other documents received by it, that are bearers of right relating to the Transaction Security in safe custody on behalf of the Secured Parties. The Bond Trustee shall not be responsible for or required to insure against any loss incurred in connection with such safe custody.

(d)

Before the appointment of a Security Agent other than the Bond Trustee, the Issuer shall be given the opportunity to state its views on the proposed Security Agent, but the final decision as to appointment shall lie exclusively with the Bond Trustee.

(e)

The functions, rights and obligations of the Security Agent may be determined by a Security Agent Agreement to be entered into between the Bond Trustee and the Security Agent, which the Bond Trustee shall have the right to require each Obligor and any other party to a Finance Document to sign as a party, or, at the discretion of the Bond Trustee, to acknowledge. The Bond Trustee shall at all times retain the right to instruct the Security Agent in all matters, whether or not a separate Security Agent Agreement has been entered into.

(f)	The provisions set out in Clause 16.4 (Expenses, liability and indemnity) shall apply mutatis mutandis to any expenses and liabilities of the Security Agent in connection with the Finance Documents.

17.	AMENDMENTS AND WAIVERS

17.1	Procedure for amendments and waivers

(a)

The Issuer and the Bond Trustee (acting on behalf of the Bondholders) may agree to amend the Finance Documents or waive a past default or anticipated failure to comply with any provision in a Finance Document, provided that:

(i)	such amendment or waiver is not detrimental to the rights and benefits of the Bondholders in any material respect, or is made solely for the purpose of rectifying obvious errors and mistakes; or

(ii)	such amendment or waiver is required by applicable law, a court ruling or a decision by a relevant authority; or

(iii)	such amendment or waiver has been duly approved by the Bondholders in accordance with Clause 15 (Bondholders’ Decisions).

(b)

Any changes to these Bond Terms necessary or appropriate in connection with the appointment of a Security Agent other than the Bond Trustee shall be documented in an amendment to these Bond Terms, signed by the Bond Trustee (in its discretion). If so desired by the Bond Trustee, any or all of the Transaction Security Documents shall be amended, assigned or re-issued, so that the Security Agent is the holder of the relevant Security (on behalf of the Secured Parties). The costs incurred in connection with such amendment, assignment or re-issue shall be for the account of the Issuer.

17.2	Authority with respect to documentation

If the Bondholders have resolved the substance of an amendment to any Finance Document, without resolving on the specific or final form of such amendment, the Bond Trustee shall be considered authorised to draft, approve and/or finalise (as applicable) any required documentation or any outstanding matters in such documentation without any further approvals or involvement from the Bondholders being required.

17.3	Notification of amendments or waivers

The Bond Trustee shall as soon as possible notify the Bondholders of any amendments or waivers made in accordance with this Clause 17 (Amendments and waivers), setting out the date from which the amendment or waiver will be effective, unless such notice obviously is unnecessary. The Issuer shall ensure that any amendment to these Bond Terms is duly registered with the CSD.

18.	MISCELLANEOUS

18.1	Limitation of claims

All claims under the Finance Documents for payment, including interest and principal, will be subject to the legislation regarding time-bar provisions of the Relevant Jurisdiction.

18.2	Access to information

(a)

These Bond Terms will be made available to the public and copies may be obtained from the Bond Trustee or the Issuer. The Bond Trustee will not have any obligation to distribute any other information to the Bondholders or any other person, and the Bondholders have no right to obtain information from the Bond Trustee, other than as explicitly stated in these Bond Terms or pursuant to statutory provisions of law.

(b)

In order to carry out its functions and obligations under these Bond Terms, the Bond Trustee will have access to the relevant information regarding ownership of the Bonds, as recorded and regulated with the CSD.

(c)

The information referred to in paragraph (b) above may only be used for the purposes of carrying out their duties and exercising their rights in accordance with the Finance Documents and shall not disclose such information to any Bondholder or third party unless necessary for such purposes.

18.3	Notices, contact information

Written notices to the Bondholders made by the Bond Trustee will be sent to the Bondholders via the CSD with a copy to the Issuer and the Exchange (if the Bonds are listed). Any such notice or communication will be deemed to be given or made via the CSD, when sent from the CSD.

(a)

The Issuer’s written notifications to the Bondholders will be sent to the Bondholders via the Bond Trustee or through the CSD with a copy to the Bond Trustee and the Exchange (if the Bonds are listed).

(b)

Unless otherwise specifically provided, all notices or other communications under or in connection with these Bond Terms between the Bond Trustee and the Issuer will be given or made in writing, by letter, e-mail or fax. Any such notice or communication will be deemed to be given or made as follows:

(i)	if by letter, when delivered at the address of the relevant party;

(ii)	if by e-mail, when received; and

(iii)	if by fax, when received.

(c)	The Issuer and the Bond Trustee shall each ensure that the other party is kept informed of changes in postal address, e-mail address, telephone and fax numbers and contact persons.

(d)	When determining deadlines set out in these Bond Terms, the following will apply (unless otherwise stated):

(i)	if the deadline is set out in days, the first day of the relevant period will not be included and the last day of the relevant period will be included;

(ii)

if the deadline is set out in weeks, months or years, the deadline will end on the day in the last week or the last month which, according to its name or number, corresponds to the first day the deadline is in force. If such day is not a part of an actual month, the deadline will be the last day of such month; and

(iii)	if a deadline ends on a day which is not a Business Day, the deadline is postponed to the next Business Day.

18.4	Defeasance

(a)	Subject to paragraph (b) below and provided that:

(i)

an amount sufficient for the payment of principal and interest on the Outstanding Bonds to the Maturity Date (including, to the extent applicable, any premium payable upon exercise of the Call Option), and always subject to paragraph (c) below (the “Defeasance Amount”) is credited by the Issuer to an account in a financial institution acceptable to the Bond Trustee (the “Defeasance Account”);

(ii)	the Defeasance Account is irrevocably pledged and blocked in favour of the Bond Trustee on such terms as the Bond Trustee shall request (the “Defeasance Pledge”); and

(iii)

the Bond Trustee has received such legal opinions and statements reasonably required by it, including (but not necessarily limited to) with respect to the validity and enforceability of the Defeasance Pledge, then;

(A)

the Issuer will be relieved from its obligations under Clause 12.2 (Requirements as to Financial Reports) paragraph (a), Clause 12.3 (Put Option Event), Clause 12.4 (Information: Miscellaneous) and Clause 13 (General and financial undertakings);

(B)	any Transaction Security shall be released and the Defeasance Pledge shall be considered replacement of the Transaction Security; and

(C)	any Obligor shall be released from any Guarantee or other obligation applicable to it under any Finance Document.

(b)

The Bond Trustee shall be authorised to apply any amount credited to the Defeasance Account towards any amount payable by the Issuer under any Finance Document on the due date for the relevant payment until all obligations of the Issuer and all amounts outstanding under the Finance Documents are repaid and discharged in full.

(c)

The Bond Trustee may, if the Defeasance Amount cannot be finally and conclusively determined, decide the amount to be deposited to the Defeasance Account in its discretion, applying such buffer amount as it deems required.

A defeasance established according to this Clause 18.4 may not be reversed.

19.	GOVERNING LAW AND JURISDICTION

19.1	Governing law

These Bond Terms are governed by the laws of the Relevant Jurisdiction, without regard to its conflict of law provisions.

19.2	Main jurisdiction

The Bond Trustee and the Issuer agree for the benefit of the Bond Trustee and the Bondholders that the City Court of the capital of the Relevant Jurisdiction shall have jurisdiction with respect to any dispute arising out of or in connection with these Bond Terms. The Issuer agrees for the benefit of the Bond Trustee and the Bondholders that any legal action or proceedings arising out of or in connection with these Bond Terms against the Issuer or any of its assets may be brought in such court.

19.3	Alternative jurisdiction

Clause 19 (Governing law and jurisdiction) is for the exclusive benefit of the Bond Trustee and the Bondholders and the Bond Trustee have the right:

(a)	to commence proceedings against the Issuer or any other Obligor or any of their respective assets in any court in any jurisdiction; and

(b)	to commence such proceedings, including enforcement proceedings, in any competent jurisdiction concurrently.

19.4	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Issuer:

(i)	irrevocably appoints Advokatfirmaet BAHR AS as its agent for service of process in relation to any proceedings in connection with these Bond Terms; and

(ii)	agrees that failure by an agent for service of process to notify the Issuer of the process will not invalidate the proceedings concerned.

(b)

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Issuer must immediately (and in any event within ten (10) Business Days of such event taking place) appoint another agent on terms acceptable to the Bond Trustee. Failing this, the Bond Trustee may appoint another agent for this purpose.

——-000-——

These Bond Terms have been executed in two originals, of which the Issuer and the Bond Trustee shall retain one each.

SCHEDULE 1

COMPLIANCE CERTIFICATE

[date]

Navigator Holdings Ltd. FRN senior secured NOK 600,000,000 bonds 2018/2023 ISIN NO 0010835069

We refer to the Bond Terms for the above captioned Bonds made between Nordic Trustee AS as Bond Trustee on behalf of the Bondholders and the undersigned as Issuer. Pursuant to Clause 12.2(a) of the Bond Terms a Compliance Certificate shall be issued in connection with each delivery of Financial Statements to the Bond Trustee.

This letter constitutes the Compliance Certificate for the period [•].

Capitalised terms used herein will have the same meaning as in the Bond Terms.

With reference to Clause 12.2 (Requirements as to Financial Reports) we hereby certify that all information delivered under cover of this Compliance Certificate is true and accurate and there has been no material adverse change to the financial condition of the Issuer since the date of the last accounts or the last Compliance Certificate submitted to you. Copies of our latest consolidated [Financial Statements] / [Interim Accounts] are enclosed.

The Financial Covenants set out in Clauses 13.19 and 13.20 are met, please see the calculations and figures in respect of the ratios attached hereto.

We confirm that, to the best of our knowledge, no Event of Default has occurred or is likely to occur.

Yours faithfully, Navigator Holdings Ltd.

[Name of authorised person]

Enclosure: Financial Statements [and any other written documentation]

SCHEDULE 2

RELEASE NOTICE – ESCROW ACCOUNT

[date] 2018

Dear Sirs,

Navigator Holdings Ltd. FRN senior secured NOK 600,000,000 bonds 2018/2023 ISIN NO 0010835069

We refer to the Bond Terms for the above captioned Bonds made between Nordic Trustee AS as Bond Trustee on behalf of the Bondholders and the undersigned as Issuer.

Capitalised terms used herein will have the same meaning as in the Bond Terms.

We hereby give you notice that we on [date] wish to draw an amount of [currency and amount] from the Escrow Account applied pursuant to the purpose set out in the Bond Terms, and request you to instruct the bank to release the above mentioned amount.

We hereby represent and warrant that (i) no Event of Default has occurred and is continuing or is likely to occur as a result of the release from the Escrow Account, and (ii) we repeat the representations and warranties set out in the Bond Terms as being still true and accurate in all material respects at the date hereof.

Yours faithfully, Navigator Holdings Ltd.

[Name of authorised person]

Enclosure: copy of any written documentation evidencing the use of funds

SIGNATURES

The Issuer:	As Bond Trustee and Security Agent:

Navigator Holdings Ltd.	Nordic Trustee AS

/s/ Niall Nolan	/s/ Lars Erik Laerum
By: Niall Nolan	By: Lars Erik Laerum
Position: Attorney-in-Fact

/s/ Kamaran Jomah
Kamaran Jomah
Attorney-in-Fact